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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                          AG SERVICES OF AMERICA, INC.
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                                (Name of Issuer)

                           Common Stock, no par value
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                         (Title of Class of Securities)

                                    001250109
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                                 (CUSIP Number)

                                  JULY 17, 2003
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)
         [X]      Rule 13d-1(c)
         [ ]      Rule 13d-1(d)



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------------------------                                ------------------------
CUSIP No.                             13G
001250109
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      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Greenlight Capital, L.L.C.
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      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                    (b) [ ]
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      3        SEC USE ONLY

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      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
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                                5        SOLE VOTING POWER

                                         362,582
                             ---------------------------------------------------
        NUMBER OF               6        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       0
        OWNED BY             ---------------------------------------------------
          EACH                  7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                        362,582
                             ---------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         0
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      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               362,582
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     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*
                                                                        [ ]
--------------------------------------------------------------------------------
     11
               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               6.6%**
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     12        TYPE OF REPORTING PERSON*

               OO
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         *SEE INSTRUCTIONS BEFORE FILLING OUT
         **SEE ITEM 4(b).



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------------------------                                ------------------------
CUSIP No.                             13G
001250109
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      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Greenlight Capital, Inc.
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      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
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                                5        SOLE VOTING POWER

                                         338,100
                             ---------------------------------------------------
        NUMBER OF               6        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       0
        OWNED BY             ---------------------------------------------------
          EACH                  7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                        338,100
                             ---------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         0
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      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               338,100
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*
                                                                          [ ]
--------------------------------------------------------------------------------
     11
               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               6.2%**
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

               CO
--------------------------------------------------------------------------------

         *SEE INSTRUCTIONS BEFORE FILLING OUT
         **SEE ITEM 4(b).



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------------------------                                ------------------------
CUSIP No.                             13G
001250109
------------------------                                ------------------------

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      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               David Einhorn
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      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                                       (b) [ ]
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      3        SEC USE ONLY

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      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S. Citizen
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                                5        SOLE VOTING POWER

                                         700,682
                             ---------------------------------------------------
        NUMBER OF               6        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       0
        OWNED BY             ---------------------------------------------------
          EACH                  7        SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH                        700,682
                             ---------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         0
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               700,682
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*
                                                                        [ ]
--------------------------------------------------------------------------------
     11
               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               12.8% **
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

         *SEE INSTRUCTIONS BEFORE FILLING OUT
         **SEE ITEM 4(b).



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                                  SCHEDULE 13G

         This Schedule 13G (the "Schedule 13G") is being filed on behalf of Greenlight Capital, L.L.C., a Delaware limited liability company ("Greenlight LLC"), Greenlight Capital, Inc., a Delaware corporation ("Greenlight Inc.", and together with Greenlight LLC, "Greenlight"), and Mr. David Einhorn, principal of Greenlight, relating to shares of Common Stock of Ag Services of America, Inc., an Iowa corporation (the "Issuer").

         This Schedule 13G relates to shares of Common Stock, no par, of the Issuer (the "Common Stock") purchased by Greenlight LLC for the account of (i) Greenlight Capital, L.P. ("Greenlight Fund"), of which Greenlight LLC is the general partner, (ii) Greenlight Capital Qualified, L.P. ("Greenlight Qualified"), of which Greenlight LLC is the general partner and, Common Stock purchased by Greenlight Inc. for the account of Greenlight Capital Offshore, Ltd. ("Greenlight Offshore"), for which Greenlight Inc. is investment advisor.

ITEM 1(a)         NAME OF ISSUER.

                  Ag Services of America, Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                  1309 Technology Parkway
                  Cedar Falls, IA  50613

ITEM 2(a)         NAME OF PERSON FILING.

                  David Einhorn, Greenlight Capital, L.L.C. and Greenlight Capital, Inc.

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE.

                  420 Lexington Ave., Suite 1740
                  New York, New York  10170

ITEM 2(c)         CITIZENSHIP OR PLACE OF ORGANIZATION.

                  Greenlight LLC is a limited liability company organized under the laws of the State of Delaware. Greenlight Inc. is a corporation organized under the laws of the state of Delaware. David Einhorn is the principal of Greenlight and a United States citizen.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES.

                  Common Stock, no par, of the Issuer.

ITEM 2(e)         CUSIP NUMBER.

                  001250109



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ITEM 3            REPORTING PERSON.

                  Inapplicable.

ITEM 4            OWNERSHIP.

                  (a) Greenlight and Mr. Einhorn are the beneficial owners of 700,682 shares of Common Stock.

                  (b) Greenlight and Mr. Einhorn are the beneficial owners of 12.8% of the outstanding shares of Common Stock. This percentage was determined by dividing 700,682 by 5,479,514, the number of shares of Common Stock outstanding as of July 14, 2003, as reported in the Issuer's 10-Q Report filed July 15, 2003.

                  (c) Greenlight has the sole power to vote and dispose of the 700,682 shares of Common Stock beneficially owned by it. As the principal of Greenlight, Mr. Einhorn may direct the vote and disposition of the 700,682 shares of Common Stock beneficially owned by Greenlight.

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Inapplicable.

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Inapplicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Inapplicable.

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Inapplicable.

ITEM 9            NOTICE OF DISSOLUTION OF GROUP.

                  Inapplicable.

ITEM 10           CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were



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                  not acquired and are not held in connection with or as a
                  participant in any transaction having that purpose or effect.

EXHIBITS          EXHIBIT 99

                  Joint Filing Agreement dated July 17, 2003, between Greenlight and David Einhorn.



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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Date:  July 17, 2003

                                             Greenlight Capital, L.L.C.


                                             By: /S/ DAVID EINHORN
                                                 ----------------------------
                                                 David Einhorn, Managing Member


                                             /S/ DAVID EINHORN
                                             -----------------------------------
                                             David Einhorn



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